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KANSAS CITY SOUTHERN
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CANADIAN PACIFIC RAILWAY LIMITED
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STB Unanimously Rejects CN Voting Trust Leaving KCS in Position to Choose CP as the Right Partner

CN-KCS merger proposal proven illusory as STB notes significant threats to competition

A CP-KCS combination offers short- and long-term value with regulatory certainty and CP today has written KCS board to affirm August 10 CP offer

CALGARY – Aug. 31, 2021 – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today said the Surface Transportation Board’s (“STB”) decision to refuse Canadian National (“CN”) and Kansas City Southern’s (“KCS”) joint motion for voting trust approval is the right one for rail shippers, the freight rail industry and the North American economy.

“The STB decision clearly shows that the CN-KCS merger proposal is illusory and not achievable,” said Keith Creel, CP President and CEO. “Knowing this, we believe the August 10 CP offer to combine with KCS, which recognizes the premium value of KCS while providing regulatory certainty, ought to be deemed a superior proposal. Today, we have notified the KCS Board of Directors that our August 10 offer still stands to bring this once-in-a lifetime partnership together.”

The text of the letter to the KCS Board of Directors can be found below in this news release.

“CP has always maintained that the CN-KCS combination and the proposed CN voting trust is not in the public interest,” Creel said. “Hundreds of rail shippers, community leaders, elected officials and other stakeholders have voiced those same concerns and today the STB agreed.”

CP-KCS is the only true end-to-end Class 1 combination that serves the public interest preserving and enhancing competition for customers and enabling a stronger North American rail network connecting Canada, the United States and Mexico. CP-KCS is a superior combination that has a path to approval and deal certainty for the KCS shareholders.

As previously announced, CP continues to pursue its application process for a potential acquisition of KCS so that the STB can review the pro-competitive CP-KCS combination without undue delay. Importantly, the STB has already approved CP’s use of a voting trust and affirmed KCS’ waiver from the new rail merger rules it adopted in 2001 because a CP-KCS combination is truly end-to-end, pro-competitive, and the only viable Class 1 combination.

KCS stockholder meeting Sept. 3

CP has filed a proxy statement asking stockholders to vote “AGAINST” the proposed CN-KCS combination at the KCS stockholders meeting so that KCS stockholders are not locked into the CN-KCS deal and unable to consider other, better, options. That includes CP’s Aug. 10 offer submitted to KCS. A vote to “ABSTAIN” and vote “AGAINST” are essentially the same since they both withhold approval of the CN merger proposal.

The STB decision

In rejecting the proposed CN-KCS voting trust, the STB recognized the trust was not consistent with the public interest and the CN-KCS combination is anticompetitive.

In its decision the STB wrote, “…the Board finds that (CN and KCS) have not demonstrated that their use of a voting trust would be consistent with the public interest. Applicants have shown no benefit from the use of a voting trust to stakeholders other than KCS and CN. At the same time, the use of a voting trust, in the context of the impending control application, would raise risks that threaten to undermine the public interests.”

Noting the competitive overlap the CN-KCS merger brings with it, the STB said “the competitive overlap in (CN and KCS’s) networks is not limited to, and extends beyond, the Baton Rouge-New Orleans corridor. Applicants operate parallel lines through the central portion of the United States and compete for north-south traffic on these lines, particularly where KCS’s network parallels the section of CN’s network that CN acquired from Illinois Central (IC) in 1999.”

The decision notes how any CN-KCS combination would have to be reviewed under the new regulations established in 2001, the first proposed merger to fall under those rules. The “new regulations that apply to major transactions such as this one go beyond preserving competitive options at two-to-one locations and seek to protect product and geographic competition.”

In comparing the CN-KCS combination with the proposed CP-KCS transaction, the STB said “the two transactions are substantially different: the proposed CP-KCS transaction … is an end-to-end merger, whereas, here, the CN system overlaps with that of KCS.”

Conference Call for Investment Community

CP will host an investor conference call on Sept. 1, 2021, at 9 AM Eastern Time to discuss the STB decision. A live webcast of the call and the replay will be available on the CP website at investor.cpr.ca. To pre-register for the conference call, click here and to listen to the live conference call, dial (844) 200 6205 in the U.S. or (929) 526 1599 internationally.

A conference call replay will be available until Tuesday, September 7. To access the replay, dial (866) 813 9403 and reference the passcode 870499.

CP-KCS: The only viable Class 1 combination

While the CN-KCS merger proposal fails the public interest and competition tests, a CP-KCS combination would create more competition – not less – in the freight rail industry and would be better for Amtrak. It brings more competition among railways and protects obligations to passenger service.

A CP-KCS combination offers all the same benefits – and more – to rail shippers and the supply chain with none of CN-KCS’ harms or need to enforce promises through regulation. A CP-KCS combination:

•	Creates single-line routes to all the markets that a CN-KCS network would reach

•	Brings new competition to and from Upper Midwest markets dominated by BNSF or UP that CN-KCS cannot address

•	Creates new competition versus CN that CN-KCS actually eliminates

•	Has a route network that does not funnel all of its traffic through the congested Chicago area

•	Unlocks new capacity for Amtrak passenger service, rather than interfering with passenger service between Baton Rouge and New Orleans and south of Chicago

CP-KCS would enhance competition, create new and stronger competitive single-line options against existing single-line routes while taking trucks off the highway. CP-KCS would maintain all existing freight rail gateways and maintain competition in the Baton Rouge to New Orleans corridor, while creating new north-south lanes between Western Canada, the Upper Midwest and the Gulf Coast and Mexico.

CP is willing to host intercity passenger rail service between New Orleans and Baton Rouge, an outcome with far more operational flexibility and less risk to Louisiana taxpayers. CP has consistently received an A rating from Amtrak, leading the industry for the previous five years-plus, in its annual host railroad report card recognizing its industry-leading on-time performance record. CP is also the first Class 1 railroad to complete 100 percent certification of its Amtrak schedules.

A CP-KCS transaction would diminish the pressure for downstream consolidation by preserving the basic six-railroad structure of the North American rail network: two in the west, two in the east and two in Canada, each with access to the U.S. Gulf Coast. By contrast, a CN-KCS transaction would fundamentally disrupt this balance.

For more information on the benefits of a CP-KCS combination, visit FutureForFreight.com.

The full text of today’s letter to the KCS Board of Directors:

Board of Directors

c/o Pat Ottensmeyer

Kansas City Southern

427 West 12th Street

Kansas City, Missouri 64105

Dear Members of the Kansas City Southern (“KCS”) Board of Directors:

On behalf of Canadian Pacific Railway Limited (“CP”), I am pleased to reaffirm our offer (“Offer”) for CP to combine with KCS on the same terms as set forth in our letter dated August 10, 2021.

As we have consistently stated, we have always believed that the proposed Canadian National Railway Company (“CN”)-KCS merger would not be actionable. Our belief was confirmed today when the Surface Transportation Board (the “STB”) denied approval for CN’s proposed voting trust.

We applaud the KCS Board of Directors for its good judgment in adjourning the KCS special meeting of stockholders to vote on the proposed CN merger pending the STB’s decision. The adjournment has helped preserve the KCS stockholders’ ability to consider a combination of CP and KCS—a more certain transaction which offers compelling short-term and long-term value that is actually achievable, already has the benefit of STB approval to use a voting trust and is, in our view, the only viable Class 1 merger.

We are happy to hereby confirm that our Offer still stands and we are excited to re-engage with KCS to pursue a CP-KCS combination, which will be transformational for the railroad industry and serve the best interests of our respective customers, shareholders and other stakeholders and the North American economy.

The Offer

The terms of our Offer are repeated below:

1.

Holders of KCS common stock will receive 2.884 CP common shares and $90 in cash for each share of KCS common stock held, representing a value of approximately $300 per common share based on CP closing market price as of August 9, 2021 (the day prior to our letter from August 10 with our improved terms). This represents an increase of $25 per KCS share over the offer price at the time of our previously agreed combination and a 34% premium to KCS’s unaffected price based on the KCS closing share price of $224 as of March 19, 2021. Holders of KCS preferred stock will continue to receive $37.50 in cash for each share of KCS preferred stock held.

2.

This Offer is subject to the execution of a merger agreement on terms substantially as set forth in the draft merger agreement attached as Annex A hereto (the “Merger Agreement”, and the transactions contemplated thereby, the “Transaction”).

3.

The cash portion of the consideration will be funded through a combination of cash-on-hand and approximately $9.5 billion in new debt. In connection with this Offer, we are submitting commitment letters, by and among CP, as covenantor, and Canadian Pacific Railway Company, as borrower, and Bank of Montreal and Goldman Sachs Lending Partners LLC, as commitment parties (the “Commitment Parties”), together with the redacted fee letter related thereto, in each case executed on behalf of the Commitment Parties, and which are attached as Annex B hereto.

4.

In connection with KCS’s termination of the Agreement and Plan of Merger, dated as of May 21, 2021, by and among CN, Brooklyn Merger Sub, Inc. and KCS (the “CN Agreement”) in accordance with the terms thereof in order to accept this Offer and enter into the Merger Agreement, upon receiving satisfactory evidence of KCS having paid, or having caused to be paid, the Company Termination Fee and CP Termination Fee Refund (as such terms are defined in the CN Agreement) pursuant to and in accordance with the terms of the CN Agreement as in effect on the date hereof, CP will advance or cause to be advanced to KCS an amount equal to the aggregate amount of the Company Termination Fee and the CP Termination Fee Refund (the latter constituting a refund and return by CP of the “Company Termination Fee” received by CP from KCS on the termination of the prior merger agreement between CP and KCS).

5.

This Offer shall expire at 11:59 p.m., New York City time, on September 12, 2021, if KCS has not delivered evidence to CP by that time that KCS has delivered to CN, in accordance with the terms of the CN Agreement, a Company Superior Proposal Notice (as defined in the CN Agreement) advising CN of its intention to terminate the CN Agreement to accept this Offer and enter into the Merger Agreement.

6.

The provisions of Article 8 of the Merger Agreement are incorporated by reference herein mutatis mutandis, and this Offer and our other agreements set forth herein shall be governed by and construed in accordance with such provisions.

Following the closing of the Transaction, KCS stockholders would own approximately 28% of the combined company (reflecting a 3% point increased ownership as compared to our previously agreed combination). Our combined company would be well positioned for growth, bringing together the two railroads with the highest 3-year revenue CAGR and generating increased annual synergies of $1 billion within three years, which, together with the 3% increased KCS stockholder ownership in the combined company, offers KCS stockholders further value upside incremental to the immediate premium under our offer.

We firmly believe that our Offer is superior to the proposed CN merger due to the greater regulatory and value certainty it provides KCS stockholders. CP has a clear path to closing with STB voting trust approval (which CN has been denied) already in-hand. Furthermore, the STB has affirmed that the pro-competitive CP-KCS combination would be evaluated under the pre-2001 STB merger rules, unlike the CN-KCS combination which would be scrutinized under the more stringent STB merger rules adopted in 2001 (rules that were designed to address the exact kinds of threats to competition and other issues posed by a CN-KCS combination). Indeed, the STB’s decision expressly noted (at 28) that “the competitive overlap in Applicants’ networks is not limited to, and extends beyond, the Baton Rouge-New Orleans corridor. Applicants operate parallel lines through the central portion of the United States and compete for north-south traffic on these lines.” We believe that, with the recent STB decision denying CN’s proposed voting trust, the STB’s message is very clear: there is no way to successfully execute the proposed CN merger and there is no deal or value certainty for the KCS stockholders should KCS continue to pursue the proposed CN merger without voting trust approval.

CP is standing by ready and willing to pursue this once-in-a lifetime partnership together, and we remain committed to everything this opportunity presents. We look forward to re-engaging with you to bring together our two companies to serve the best interests of our shareholders, customers, stakeholders and the North American railroad industry.

Respectfully yours,

Keith Creel

President and Chief Executive Officer

Canadian Pacific Railway Limited

FORWARD-LOOKING STATEMENTS AND INFORMATION

This news release includes certain forward-looking statements and forward looking information (collectively, FLI). FLI is typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI.

Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to, the following: changes in business strategies and strategic opportunities; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; potential changes in the CP share price; the ability of management of CP, its subsidiaries and affiliates to execute key priorities; general North American and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada and the U.S.; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of CP’s budgeted capital expenditures in carrying out CP’s business plan; services and infrastructure; the satisfaction by third parties of their obligations to CP; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada and the U.S.; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; regulatory and legislative decisions and actions; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; and the pandemic created by the outbreak of COVID-19 and resulting effects on CP’s business, operating results, cash flows and/or financial condition, as well as resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains.

We caution that the foregoing list of factors is not exhaustive and is made as of the date hereof. Additional information about these and other assumptions, risks and uncertainties can be found in reports and filings by CP with Canadian and U.S. securities regulators. Reference should be made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” in CP’s annual and interim reports on Form 10-K and 10-Q. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this news release is expressly qualified in its entirety by these cautionary statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

CP has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) to be used to solicit votes of the stockholders of KCS against the proposal to adopt the Agreement and Plan of Merger, dated as of May 21, 2021 (the “CN Merger Agreement”), by and among CN, Brooklyn Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of CN, and KCS. Additionally, in furtherance of CP’s proposed transaction with KCS and subject to future developments, CP (and, if a negotiated transaction is agreed, KCS) may file one or more proxy statements, registration statements, prospectuses or other documents with the SEC or applicable securities regulators in Canada. This news release is not a substitute for any proxy statement, registration statement, prospectus or other document CP and/or KCS may file with the SEC or applicable securities regulators in Canada in connection with the proposed transaction.

INVESTORS AND STOCKOLDERS OF KCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALONG WITH ANY FUTURE PROXY STATEMENT(S) AND OTHER PROXY MATERIALS, REGISTRATION STATEMENT(S), PROSPECTUS(ES) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR APPLICABLE SECURITIES REGULATORS IN CANADA CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KCS, CP, THE TRANSACTIONS CONTEMPLATED BY THE CN MERGER AGREEMENT, CP’S PROPOSED TRANSACTION WITH KCS AND RELATED MATTERS AND DEVELOPMENTS. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN CP’S PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN.

THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, INVESTORS AND STOCKHOLDERS MAY OBTAIN FREE COPIES OF THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC ONLINE AT INVESTOR.CPR.CA, OR UPON REQUEST TO CP’S PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT (212) 750-5833 OR TOLL-FREE AT (877) 456-3442.

NO OFFER OR SOLICITATION

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

ABOUT CANADIAN PACIFIC

Canadian Pacific (TSX: CP) (NYSE: CP) is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP. CP-IR

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